As filed with the Securities and Exchange Commission on October 22, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CyberArk Software Ltd.
(Exact Name of Registrant as Specified in Its Charter)

State of Israel	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 Hapsagot St.
Park Ofer 2, P.O. Box 3143
 Petach-Tikva 4951041, Israel
Tel: +972 (3) 918-0000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CyberArk Software, Inc.
60 Wells Avenue
Suite 103
Newton, MA 02459
Tel: +1 (617) 965-1544
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua G. Kiernan Julia Thompson Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Donna Rahav Chief Legal Officer CyberArk Software Ltd. 9 Hapsagot St. Park Ofer 2, P.O. Box 3143 Petach-Tikva 4951041, Israel Tel: +972 (3) 918-0000	Shachar Hadar Matthew Rudolph Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel + 972(3) 610-3100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS

Up to 2,285,076 Ordinary Shares

Offered by the Selling Shareholder

This prospectus relates to the offer and sale from time to time in one or more offerings by the selling shareholder named in this prospectus, Triton Seller, LP (f/k/a Venafi Parent, LP), or its permitted transferees (collectively, the “selling shareholder”) of up to 2,285,076 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), of CyberArk Software Ltd., a company incorporated under the laws of the State of Israel (the “Company”), issued to such selling shareholder in connection with the closing on October 1, 2024, of the acquisition by the Company of Venafi Holdings, Inc. (the “Acquisition”).

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We are registering the securities described above for resale pursuant to the selling shareholder’s registration rights under the registration rights agreement between us and the selling shareholder (the “Registration Rights Agreement”) entered into in connection with the Acquisition.  Our registration of the securities covered by this prospectus does not mean that the selling shareholder will offer or sell, as applicable, any of the securities.  The selling shareholder may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices.  We provide more information about how the selling shareholder may sell the Ordinary Shares in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of Ordinary Shares by the selling shareholder pursuant to this prospectus.  However, we may pay certain expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.  We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Ordinary Shares are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “CYBR.” On October 21, 2024, the closing sale price as reported on Nasdaq of our Ordinary Shares was $300.06 per share.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2024.

TABLE OF CONTENTS

 i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”), using a “shelf” registration process.  By using a shelf registration statement, the selling shareholder may sell Ordinary Shares, from time to time, in one or more offerings as described in this prospectus.  To the extent permitted by law, we may file or authorize one or more prospectus supplements or free writing prospectuses to be provided to you that may contain material information relating to these offerings.  The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering.  If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable.  Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling shareholder, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you.  We and the selling shareholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  We and the selling shareholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.  This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information.  Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information.  In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement.  Accordingly, investors should not place undue reliance on this information.

On May 19, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the selling shareholder and the other parties listed in the Merger Agreement, pursuant to which the Company agreed to issue to the selling shareholder an aggregate of 2,285,076 Ordinary Shares when closing occurred.

When we refer to “CyberArk,” “we,” “our,” “us” and the “Company” in this prospectus, we mean CyberArk Software Ltd. and its consolidated subsidiaries, unless otherwise specified.  When we refer to “you,” we mean the potential holders of the Ordinary Shares.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”). We file reports and other information with the SEC. Our Annual Report on Form 20-F for the year ended December 31, 2023 has been filed with the SEC. We have also filed current reports with the SEC on Form 6-K. Such reports and other information filed with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.cyberark.com.  The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement.  The full registration statement may be obtained from the SEC or us, as provided below.  Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters.  You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.  Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 13, 2024;

•	Our Current Reports on Form 6-K furnished to the SEC on May 2, 2024, May 20, 2024, May 22, 2024, June 27, 2024, August 8, 2024, October 1, 2024, and October 22, 2024; and

•
The description of our Ordinary Shares contained in our registration statement on Form 8-A filed with the SEC on September 16, 2014 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.  We may also incorporate by reference part or all of any reports on Form 6-K that we subsequently furnish to the SEC prior to the completion or termination of any offering by identifying in such Forms 6-K that such Form 6-K, or certain parts or exhibits of such Form 6-K, are being incorporated by reference into this prospectus, and any Form 6-K (or parts thereof) so identified shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of submission of such document.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

CyberArk Software Ltd.
9 Hapsagot St.
Park Ofer 2, P.O. Box 3143
 Petach-Tikva 4951041, Israel
Tel: +972 (3) 918-0000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Overview

CyberArk Software Ltd. was founded in 1999 with the vision of protecting high-value business data and pioneering our Digital Vault technology.  That same year, we began offering our first product, the Sensitive Information Management Solution (previously called the Sensitive Document Vault), which provided a secure platform for our customers’ employees to share sensitive files.  We began with our early vaulting technology, which has enabled us to evolve into a company that provides a comprehensive solution to secure identities anchored on Privileged Access Management.  In 2005, we introduced our Privileged Access Management Solution, upon which we built our leadership position in the Privileged Access Management market, providing a layer of security that protects high-level and high-value access across an organization.  In September 2014, we listed our Ordinary Shares on the Nasdaq. In addition to investing in organic research and development, in 2015 we began to execute a merger and acquisition strategy and acquired Viewfinity, Inc., a provider of Windows least privilege management and application control software, as well as Cybertinel Ltd., a cybersecurity company specializing in cyber threat detection technology. In May 2017, we acquired Conjur Inc., a provider of DevOps security software. In May 2020, we acquired IDaptive Holdings, Inc., an Identity as a Service (IDaaS) provider.  In March 2022, we acquired Aapi.io, a provider of no-code application integration and workflow automation solutions, in July 2022, we acquired C3M, LLC, a provider of multi-cloud security and compliance solutions and in October 2024 we acquired Venafi Holdings, Inc.  With our organic investment in research and development to drive new product releases and innovation, coupled with the incremental acquisitions of selected technologies and the execution of our go-to-market (GTM) strategy, today CyberArk is the global leader in Identity Security, centered on intelligent privilege controls.  We enable secure access for all human and machine identities to help organizations secure critical business assets and applications, protect their distributed workforce and customers, and accelerate business across cloud, hybrid and self-hosted environments.  Our solutions enable Zero Trust by enforcing least privilege with continuous identity threat detection and protection.

We are a company limited by shares organized under the laws of the State of Israel.  We are registered with the Israeli Registrar of Companies.  Our registration number is 51-229164-2.  Our principal executive offices are located at 9 Hapsagot St., Park Ofer 2, P.O. Box 3143, Petach-Tikva, 4951041, Israel, and our telephone number is +972 (3) 918-0000. Our website address is www.cyberark.com.  Information contained on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein.  We have included our website address in this prospectus solely for informational purposes.  Our SEC filings are available to you on the SEC’s website at http://www.sec.gov.  This site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  Our agent for service of process in the United States is CyberArk Software, Inc., located at 60 Wells Avenue, Newton, MA 02459, and our telephone number is (617) 965-1544.

Recent Developments

On October 1, 2024, we completed the Acquisition.  For more information on the Acquisition see our Current Reports on Form 6-K furnished to the SEC on May 20, 2024 and October 1, 2024.

On June 25, 2024, we entered into a revolving credit facility agreement with a certain institutional lender providing for revolving borrowing commitments of up to $250 million (the “Credit Facility”).  For more information on the Credit Facility, see “Operating and Financial Review and Prospects in connection with the Unaudited Condensed Consolidated Financial Statements of the Company as of and for the six months ended June 30, 2024” filed as Exhibit 99.2 to our Current Report on Form 6-K furnished to the SEC on October 22, 2024.

THE OFFERING

Issuer	CyberArk Software Ltd.

Resale of Ordinary Shares

Ordinary Shares that may be offered and sold from time to time by the selling shareholder	Up to 2,285,076 Ordinary Shares that were issued to the selling shareholder in connection with the closing of the Acquisition pursuant to the Merger Agreement.

Use of Proceeds
All of the Ordinary Shares offered by the selling shareholder pursuant to this prospectus will be sold by the selling shareholder for its own account.  We will not receive any of the proceeds from such sales.

Terms of the Offering	The selling shareholder will determine when and how it sells the Ordinary Shares offered in this prospectus, as described in “Plan of Distribution.”

Nasdaq Symbol	Our Ordinary Shares are listed on Nasdaq under the symbol “CYBR.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to carefully consider before deciding to invest in the Ordinary Shares.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks.  Before deciding whether to invest in our securities, you should carefully consider the risk factors described below and in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus.  The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.  There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results.  Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.  If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed.  This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.  Please also carefully read the section entitled “Special Note Regarding Forward-Looking Statements” included herein and included in our most recent Annual Report on Form 20-F and our updates, if any, to that section in our reports on Form 6-K incorporated by reference into this prospectus.

We may fail to fully execute, integrate, or realize the benefits expected from acquisitions, including the Acquisition, which may require significant management attention, disrupt our business, dilute shareholder value, and adversely affect our financial condition and results of operations.

As part of our business strategy and to remain competitive, we continue to evaluate acquiring or making investments in complementary companies, products, or technologies.  We may not be able to find suitable acquisition candidates or complete such acquisitions on favorable terms.  We may incur significant expenses, divert employee and management time and attention from other business-related tasks and our organic strategy, and incur other unanticipated complications while engaging with potential target companies where no transaction is eventually completed.

If we do complete acquisitions, such as the Acquisition, we may not ultimately derive benefits commensurate with the purchase price paid for such acquisition, strengthen our competitive position or achieve our goals or expected growth, profitability or cash flow generation, and any acquisitions we complete could be viewed negatively by our customers, analysts, and investors, or create unexpected competition from market participants.  Any integration process may require significant time and resources.  We may not be able to manage the process successfully and may experience a decline in our profitability as we incur expenses prior to fully realizing the benefits of the acquisition.  We could expend significant cash and incur acquisition-related costs and other unanticipated liabilities associated with the acquisition, the product, or the technology, such as contractual obligations, potential security vulnerabilities of the acquired company and its products and services and potential intellectual property infringement. Any acquisition, including the Acquisition, may involve expansion into businesses that are outside our core competencies and into market segments where we do not have existing expertise, and as a result we may be unable to achieve the expected benefits.  In addition, any acquired technology or product may not comply with legal or regulatory requirements and may expose us to regulatory risk and require us to make additional investments to make them compliant. Further, we may not be able to provide the same support service levels to the acquired technology or product that we generally offer with our other products. Furthermore, in connection with any completed acquisition, including the Acquisition, we may be responsible for related costs and liabilities, including for unexpected liabilities that we failed to, or were unable to, discover in the course of performing our due diligence review of the acquired business. We cannot assure you that indemnification rights we may obtain will be enforceable, collectible or sufficient in an amount, scope or duration to fully offset the possible liabilities associated with the acquired business. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition or results of operations.

In particular, the integration process of Venafi Holdings, Inc. and its business has required, and will continue to require, significant time and resources.  We may not be able to manage the integration process successfully and may experience a decline in our profitability as we incur expenses prior to fully realizing the benefits of the Acquisition. We have expended significant cash and incurred costs related to the Acquisition and its integration, and we may incur other unanticipated costs and liabilities associated with the Acquisition, such as legal claims, contractual obligations, security posture, costs related to claims of intellectual property infringement, organizational maturity and costs to comply with legal or regulatory requirements.  We may not successfully integrate and leverage the technology and provide a unified offering or retain key personnel and maintain relationships with customers, partners and suppliers, and may be unable to achieve our expected results from the Acquisition, including our expectations regarding revenue growth, profitability, cash flow generation, accounting charges, tax liabilities, market expansion and technology enhancements.

Any of these issues could have a material adverse impact on our business, financial condition and results of operations and may result in a decline in the price of the Ordinary Shares.

Conditions in Israel, including the ongoing war between Israel and Hamas and other conflicts in the region, as well as political and economic instability, may adversely impact our business operations.

Our headquarters, certain members of our board of directors and management, most of our research and development activities, and other significant operations are located in Israel and may be impacted by regional instability and extreme security tension.  Political, economic and security conditions in Israel and the surrounding region could directly affect our business.  Any political instability, terrorism, armed conflicts, reserve mobilization, cyberattacks, boycotts, direct or indirect sanctions and restrictions, or any other hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets.  Hamas also launched extensive rocket attacks on Israeli population and industrial centers.  These attacks resulted in extensive deaths, injuries, and kidnapping of civilians and soldiers, as well as evacuations of tens of thousands of civilians from their homes.  Following the attacks, Israel’s security cabinet declared war against Hamas and commenced a military campaign.

Since the commencement of these events, there have been additional and escalating active hostilities, including with the Hezbollah organization in Lebanon, Iran and its proxies in the region such as the Houthi movement. As a result of stepped-up attacks from Hezbollah, Israel has begun conducting a limited ground operation in Southern Lebanon, which has the potential to escalate into a wider regional conflict.  In addition, Iran has directly targeted Israel with ballistic missiles and other weaponry.  It is possible that these hostilities will further escalate into a greater, more severe regional conflict, and that additional terrorist organizations and, possibly, countries, will actively join the hostilities.

Further, as an Israeli company, there is heightened risk of cyberattacks on our and our supply chain’s IT networks by our adversaries in general, and more so as a result of a war.  Although the current war has not materially impacted our business or operations as of the date of this filing, any escalation or expansion of the war could have a negative impact on both global and regional conditions and may adversely affect our business, financial condition, and results of operations.

Currently, the war has impacted the availability of a limited portion of our workforce in Israel in various ways – a small part of our workforce has been called to active duty, and others have been supporting friends or family members engaged in the war.  If the situation escalates, additional employees may be called for service, and those called may be absent for an extended period of time.  This may materially and adversely affect our business operations, including product development, information technology infrastructure, and our ability to meet our customers’ expectations, and could impact our competitive position and cause our sales to decrease.

The scope, intensity and duration of the current war are difficult to predict, as are the economic implications on our business and operations and on Israel’s economy in general.  For example, these events may be intertwined with wider macroeconomic factors relating to a deterioration of Israel’s economic standing that may involve, for instance, a downgrade in Israel’s credit rating by rating agencies (such as the recent downgrades by Moody’s of its credit rating of Israel from A1 to Baa1, as well as the downgrade of its outlook rating from “stable” to “negative” and by S&P and Fitch of their credit rating of Israel from A+ to A).  Any of these implications on Israel’s economy or financial conditions may have an adverse effect on our ability to effectively conduct our operations.

Moreover, the perception of Israel and Israeli companies by the global community (as represented, for example, by claims filed with the International Court of Justice (the “ICJ”), since the outbreak of the current war) may cause an increase in sanctions and other adverse measures against Israel, Israeli companies and their products and services.  Additionally, there have been increased efforts by countries, activists and organizations to cause companies and consumers to boycott Israeli goods and services or otherwise restrict business with Israel and with Israeli companies, which may impact our ability to do business with our existing and potential customers.  Such efforts, particularly if they become widespread, as well as current and future rulings and orders of international tribunals (including the ICJ) against Israel, could materially and adversely impact our business operations.

The hostilities with Hamas, Hezbollah, Iran and other organizations and countries have included and may include various methods of armed attacks that have already caused and may cause further damage to private and public facilities, infrastructure, utilities, and telecommunication networks.  This may require the temporary closure of our offices or facilities or affect our employees’ ability to work, negatively impacting our operational capacity and disrupting supply chains that impact our ability to conduct business efficiently, thereby leading to increased costs associated with alternative solutions or contingency measures.  Such attacks may also pose risks to the safety and effectiveness of our workforce and impair our ability to maintain business continuity, which would likely result in substantial direct and indirect costs that may not be recoverable from our commercial insurance.  Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot be assured that such government coverage will be maintained or that it will sufficiently cover our potential damages.  Any losses or damages incurred by us could have a material adverse effect on our business.

Any of the foregoing implications on Israel’s security, business, economical or financial conditions may have an adverse effect on our business, our results of operations and our ability to raise additional funds or result in other negative impacts such as increased interest rates, currency fluctuations, inflation, civil unrest and volatility in securities markets, which could adversely affect the conditions in which we operate and potentially deter foreign investors and organizations from investing or transacting business with Israeli-based companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  Forward-looking statements provide our current expectations or forecasts of future events.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  These forward-looking statements are subject to risks and uncertainties and include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives.  Words or phrases such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “possible,” “potential,” “predict,” “project,” “target,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements included or incorporated by reference in this prospectus include, but are not limited to, statements concerning our operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Operating and Financial Review and Prospects,” and “Information on the Company” included in our Annual Report on Form 20-F, which is incorporated by reference into this prospectus.  There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to:

•	changes to the drivers of our growth and our ability to adapt our solutions to the information security market changes and demands;

•	our ability to acquire new customers and maintain and expand our revenues from existing customers;

•	our ability to find, complete, fully integrate or achieve the expected benefits of additional strategic acquisitions, including the Acquisition;

•	intense competition within the information security market;

•	real or perceived security vulnerabilities, gaps, or cybersecurity breaches of our, or our customers’ or partners’ systems, solutions or services;

•	risks related to our compliance with privacy, data protection and artificial intelligence laws and regulations;

•	fluctuation in our quarterly results of operations and our ability to successfully operate our business as a subscription company;

•	our reliance on third-party cloud providers for our operations and software-as-a-service solutions;

•	our ability to hire, train, retain and motivate qualified personnel;

•	our ability to effectively execute our sales and marketing strategies;

•	our ability to main successful relationships with channel partners, or if our channel partners fail to perform;

•	risks related to sales made to government entities;

•	prolonged economic uncertainties or downturns;

•	our history of incurring net losses, our ability to generate sufficient revenue to achieve and sustain profitability and our ability to generate cash flow from operating activities;

•	regulatory and geopolitical risks associated with our global sales and operations;

•	risks related to intellectual property claims;

•	fluctuations in currency exchange rates;

•	the ability of our products to help customers achieve and maintain compliance with government regulations or industry standards;

•	our ability to protect our proprietary technology and intellectual property rights;

•	risks related to using third-party software, such as open-source software;

•	risks related to share price volatility or activist shareholders;

•	any failure to retain our “foreign private issuer” status or the risk that we may be classified, for U.S. federal income tax purposes, as a “passive foreign investment company”;

•	risks related to our convertible notes, including the potential dilution to existing shareholders and our ability to raise the funds necessary to repurchase our convertible notes;

•	changes in tax laws;

•	our expectation to not pay dividends on our ordinary shares for the foreseeable future;

•	risks related to our incorporation and location in Israel, including the ongoing war between Israel and Hamas and conflict in the region; and

•	other economic, business, and/or competitive factors.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in our Annual Report on Form 20-F incorporated by reference into this prospectus.  Accordingly, you should not rely on these forward-looking statements, which speak only as of the date thereof.  We undertake no obligation to publicly revise any forward-looking statement to reflect new circumstances or events or to reflect the occurrence of unanticipated events.  You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject.  These statements are based on information available to us as of the date thereof and while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete.  Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information.  These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements.  You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

USE OF PROCEEDS

All of the Ordinary Shares offered by the selling shareholder pursuant to this prospectus will be sold by the selling shareholder for its account.  We will not receive any of the proceeds from such sales.  We will pay certain expenses associated with the registration of the Ordinary Shares covered by this prospectus, as described in the section titled “Plan of Distribution.”

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

This section of the prospectus includes a description of the material terms of CyberArk’s amended and restated articles of association and of applicable Israeli law.  The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such.  The description is qualified in its entirety by reference to the complete text of CyberArk’s amended and restated articles of association, which are included as an exhibit to the registration statement of which this prospectus forms a part.  We urge you to read the full text of CyberArk’s amended and restated articles of association.

Share Capital

Our authorized share capital consists of 250 million ordinary shares, par value NIS 0.01 per share, of which 43,573,526 ordinary shares were issued and outstanding as of September 30, 2024.

Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities.  We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

As of September 30, 2024, we had five holders of record of our ordinary shares in the United States, including Cede & Co., the nominee of The Depository Trust Company.  The number of record holders in the United States is not representative of the number of beneficial holders nor is it representative of where such beneficial holders are resident since many of these ordinary shares were held by brokers or other nominees.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable.  Our ordinary shares are not redeemable and do not have any preemptive rights.

The following descriptions of share capital and provisions of our amended and restated articles of association are summaries and are qualified by reference to our amended and restated articles of association.  A copy of our amended and restated articles of association is filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-229164-2.  Our purpose, as set forth in article 3 of our amended and restated articles of association, is to engage in any lawful activity.

Voting Rights

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors.  As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors.

Under our amended and restated articles of association, our board of directors must consist of not less than four but no more than nine directors, as may be fixed from time to time by our board of directors.  Pursuant to our amended and restated articles of association, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting.  In addition, our directors are divided into three classes that are each elected at the third annual general meeting of our shareholders, in a staggered fashion (such that one class is elected each annual general meeting), and serve on our board of directors unless they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law, 5759-1999 (the “Companies Law”) and our amended and restated articles of association.  In addition, our amended and restated articles of association allow our board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under our amended and restated articles of association.  Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, for a term of office according to the class to which such director was assigned upon appointment.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings.  Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise.  Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution.  If we do not meet such criteria, then we may distribute dividends only with court approval; as a company listed on an exchange outside of Israel, however, court approval is not required if the proposed distribution is in the form of an equity repurchase, provided that we notify our creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase.  If within 30 days such creditors do not file an objection, then we may proceed with the repurchase without obtaining court approval.  In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings.  This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Registration Rights

The selling shareholder is entitled to certain registration rights under the terms of the Registration Rights Agreement, until the rights otherwise terminate pursuant to the terms of the Registration Rights Agreement.  The registration of shares as a result of the following rights being exercised would enable the selling shareholder to trade these shares without restrictions under the Securities Act of 1933, as amended (the “Securities Act”), when the applicable registration statement is declared effective.

Piggyback Registration Statement

If we propose to register any shares or other securities under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their registrable securities in the registration.  If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Form F-3 Registration Rights

Under the Registration Rights Agreement, we are required to effect a shelf registration statement on Form F-3 registering the Ordinary Shares received by the selling shareholder under the Merger Agreement and to keep such registration statement effective subject to the terms of the Registration Rights Agreement.

Expenses and Indemnification

Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights.  These expenses may include all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of our counsel and the reasonable fees and disbursements of a counsel for the selling shareholder.  Additionally, we have agreed to indemnify the selling shareholder for damages, and any legal or other expenses reasonably incurred, arising from or based upon any untrue statement of a material fact contained in any registration statement, an omission or alleged omission to state a material fact in any registration statement or necessary to make the statements therein not misleading, or any violation or alleged violation by the indemnifying party of securities laws, subject to certain exceptions.

Restrictions on Sales

Pursuant to the Registration Rights Agreement, the selling shareholder may not, without our prior written consent, sell, transfer or dispose of Ordinary Shares (i) in an amount that would exceed, in the aggregate but excluding any sale, transfer or disposition made in an underwritten offering, in any given week, 20% of the average weekly trading volume of our Ordinary Shares on Nasdaq, in the four weeks preceding such sale, transfer or disposition, or (ii) in any underwritten offering, in an amount that would exceed, in the aggregate, 50% of the selling shareholder’s Ordinary Shares subject to the Registration Rights Agreement as of its date.

Termination of Registration Rights

The registration rights terminate upon the earlier of (i) 18 months after the closing of the Acquisition, (ii) the date when the selling shareholder ceases to beneficially hold Ordinary Shares entitled to be registered under the Registration Right Agreement and (iii) upon written notice by the selling shareholder.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting.  All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings.  Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine.  In addition, the Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors, or (iii) as a company listed on an exchange in the U.S., one or more shareholders holding, in the aggregate, either (a) 10% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 10% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting; however, in order to nominate a new candidate for the position of director, the shareholder in question must hold at least 5% of the voting rights.  Our articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 60 days prior to the date of the meeting.  Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association (in addition to the approval by our board of directors, as required pursuant to our amended and restated articles of association);

•	appointment, termination or the terms of service of our auditors;

•	appointment of external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties or the approval of a merger, notice must be provided at least 35 days prior to the meeting.  Under the Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.  The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least one third of the total outstanding voting rights, within half an hour of the time fixed for the commencement of the meeting.  A meeting adjourned for lack of a quorum shall be adjourned to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine.  At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders present in person or by proxy and holding the number of shares required to call the meeting as described under “—Shareholder Meetings.”

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association.  Under the Companies Law, certain actions require a special majority, including: (i) the approval of an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) approval of certain compensation-related matters require the approval described under “Item 6.  Directors, Senior Management and Employees—Board Practices—Compensation Committee” in our Annual Report on Form 20-F for the year ended December 31, 2023 incorporated by reference herein.  Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than ordinary shares) may require a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Our amended and restated articles of association also provide that the removal of any director from office or the amendment of such provision, and certain other provisions regarding our staggered board, shareholder proposals and the size of our board require the vote of at least 65% of the total voting power of our shareholders.  Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual financial statements, certain other documents as provided in the Companies Law, and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority.  In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law.  We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Acquisitions under Israeli law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital or that of a certain class of shares is required by the Companies Law to make a tender offer to all of the company’s shareholders or the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of the company or of the same class, as applicable.

If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law.  However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

If the tender offer was not accepted, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company.  This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company.  Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.  These requirements do not apply if the acquisition occurs in the context of a private placement approved by the general meeting as a private offering whose purpose is to give the acquirer at least 25% or 45% or more, as the case may be.  A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, holders of 25% or more of the voting rights in the company or anyone on their behalf, including their relatives and entities controlled by them, will not be taken into account.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shareholders.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger.  If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Item 6.  Directors, Senior Management and Employees—Board Practices—Approval of Related Party Transactions under Israeli Law—Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” in our most recently filed Annual Report on Form 20-F).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

We may, from time to time, by a resolution of our shareholders, increase our authorized share capital by the creation of new shares.  Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.  Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increased as aforesaid shall be subject to all the provisions of our amended and restated articles of association which are applicable to shares of such class included in the existing share capital without regard to class (and, if such new shares are of the same class as a class of shares included in the existing share capital, to all of the provisions which are applicable to shares of such class included in the existing share capital).

We may, from time to time, by a resolution of our shareholders, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

If at any time our share capital is divided into different classes of shares, the rights attached to any such class, unless otherwise provided by our amended and restated articles of association, may be modified or cancelled by the Company by a resolution of a general meeting of the shareholders holding all shares as one class, without any required separate resolution of any class of shares.

We may, by or pursuant to an authorization of a resolution of our shareholders:

•
consolidate all or any part of our issued or unissued authorized share capital into shares of a per share nominal value which is larger, equal to or smaller than the per share nominal value of our existing shares;

•
divide or sub-divide our shares (issued or unissued) or any of them, into shares of smaller or the same nominal value, and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as we may attach to unissued or new shares;

•
cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and reduce the amount of our share capital by the amount of the shares so canceled; or

•	reduce our share capital in any manner.

Exclusive Forum

Our amended and restated articles of association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.  Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions.  Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims.  This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees.  Alternatively, if a court were to find these provisions of our amended and restated articles of association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.  Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association described above.  This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our amended and restated articles of association also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 1968.

Certain Insider Trading and Market Manipulation Laws

U.S. law contains rules intended to prevent insider trading and market manipulation.  The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.  In connection with listing on Nasdaq, we adopted an insider trading policy.  This policy provides for, among other things, rules on transactions by members of our board of directors and employees in our Ordinary Shares or in financial instruments the value of which is determined by the value of the Ordinary Shares.

United States

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same.  The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”).  A “security” includes not just equity securities, but any security (e.g., derivatives).  Thus, our board of directors, officers and other employees may not purchase or sell our shares or other securities when they are in possession of material, non-public information about CyberArk (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about CyberArk.

Transfer Agent

The Ordinary Shares are listed on Nasdaq in book-entry form and such Ordinary Shares, through the transfer agent, will not be certificated.  We appointed Equiniti Trust Company, LLC as our agent in New York to maintain our shareholders’ register and to act as transfer agent and registrar.  Its address is 6201 15th Avenue, Brooklyn, New York, 11219, and its telephone number is (800) 937-5449.

Listing of Shares

Our Ordinary Shares are listed on Nasdaq under the symbol “CYBR.” Beneficial interests in the Ordinary Shares that are traded on Nasdaq are held through the electronic book-entry system provided by The Depository Trust Company, or DTC.  Each person holding Ordinary Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Ordinary Shares.

SELLING SHAREHOLDER

This prospectus relates to the possible offer and sale from time to time of up to 2,285,076 Ordinary Shares by the selling shareholder.  The selling shareholder acquired Ordinary Shares pursuant to the Merger Agreement.

The selling shareholder may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus, subject to certain limitations provided in the Registration Rights Agreement.  When we refer to the “selling shareholder” in this prospectus, we mean the person listed in the table below.

The following table is prepared based on information provided to us by the selling shareholder.  It sets forth the name and address of the selling shareholder, the aggregate number of Ordinary Shares that the selling shareholder may offer pursuant to this prospectus, and the beneficial ownership of the selling shareholder both before and after the offering.  We have based percentage ownership prior to this offering on 43,573,526 Ordinary Shares outstanding as of September 30, 2024.

The individuals and entities listed below have beneficial ownership over their respective securities.  The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.  A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the selling shareholder will in fact sell any or all of such Ordinary Shares.  In addition, the selling shareholder may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling shareholder information for each additional selling shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling shareholder’s securities pursuant to this prospectus.  Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling shareholder and the number of Ordinary Shares registered on its behalf.  A selling shareholder may sell all, some or none of such securities in this offering.  See the section titled “Plan of Distribution.”

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to the Offering		Ordinary Shares Being Offered Hereby	Ordinary Shares Beneficially Owned After the Offering(1)
	Number	Percentage		Number	Percentage
Triton Seller, LP(2)	2,285,076	5.24%	2,285,076	—	—

(1)	Assumes the selling shareholder sells all of the Ordinary Shares that may be offered from time to time pursuant to this prospectus.

(2)
Thoma Bravo UGP, LLC (“Thoma Bravo UGP”) is the ultimate general partner of certain investment funds affiliated with Thoma Bravo UGP (the “Thoma Bravo Funds”), and the Thoma Bravo Funds and certain unaffiliated investors are limited partners of the selling shareholder.  By virtue of the relationships described in this footnote, Thoma Bravo UGP may be deemed to beneficially own the Ordinary Shares directly owned by the selling shareholder.  The principal address of each of the foregoing entities is c/o Thoma Bravo, L.P., 110 N. Wacker Drive, 32nd Floor, Chicago, IL 60606.

CERTAIN TAX CONSIDERATIONS

Certain Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership and disposition of Ordinary Shares and does not purport to be a complete analysis of all potential tax effects.  The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof.  These authorities may change or be subject to differing interpretations.  Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder.  We have not sought and will not seek any rulings from the IRS regarding the matters discussed below.  There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences discussed below.

This summary applies only to U.S. Holders that acquire Ordinary Shares in exchange for cash pursuant to this prospectus and that hold Ordinary Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax consequences that may be relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income.  In addition, it does not address all U.S. federal income tax consequences relevant to holders subject to special rules, including, without limitation:

•	regulated investment companies or real estate investment trusts;

•	brokers, dealers, or traders in securities;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons subject to alternative minimum tax;

•	persons holding Ordinary Shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares being taken into account in an applicable financial statement;

•	persons that actually or constructively own 10% or more (by vote or value) of our stock;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons who hold or received Ordinary Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Ordinary Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level.  Accordingly, partnerships holding Ordinary Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE ORDINARY SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Ordinary Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Holders

Distributions on Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” if CyberArk makes distributions of cash or property on the Ordinary Shares, the gross amount of such distributions (including any amount of foreign taxes withheld) to a U.S. Holder will generally be treated for U.S. federal income tax purposes first as a dividend to the extent of CyberArk’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the Ordinary Shares, with any excess treated as capital gain from the sale or exchange of the shares.  Because CyberArk does not expect to maintain calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes.  Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rates, provided that:

•
either (a) the Ordinary Shares are readily tradable on an established securities market in the United States, or (b) CyberArk is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•
CyberArk is neither a PFIC (as discussed below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to a U.S. Holder in CyberArk’s taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

U.S. Treasury Department guidance indicates that the Ordinary Shares, which are listed on the Nasdaq, are readily tradable on an established securities market in the United States.  Thus, CyberArk believes that any dividends that it pays on the Ordinary Shares will be potentially eligible for the lower tax rates.  U.S. Holders should consult their tax advisors regarding the availability of the lower tax rates for dividends paid with respect to Ordinary Shares.

Subject to certain complex conditions and limitations (including a minimum holding period requirement), any foreign withholding taxes on dividends (at a rate not exceeding any applicable treaty rate) may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability.  For this purpose, dividends distributed by CyberArk with respect to the Ordinary Shares generally will constitute foreign source income and “passive category income”, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation.  Final Treasury regulations (the “Foreign Tax Credit Regulations”) have imposed additional requirements for foreign taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied.  However, recent notices from the IRS (the “Notices”) indicate that the U.S. Department of the Treasury and the IRS are considering proposing amendments to such Treasury regulations and allow, subject to certain conditions, taxpayers to defer the application of many aspects of such Treasury regulations until the date when a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance).  In addition, for periods in which CyberArk is a “United States-owned foreign corporation,” a portion of dividends (generally attributable to earnings and profits from sources within the United States) paid by CyberArk may be treated as U.S. source solely for purposes of the foreign tax credit.  A United States-owned foreign corporation is any foreign corporation if 50% or more of the total value or total voting power of its stock is owned, directly, indirectly or by attribution, by United States persons.  We believe that CyberArk may be treated as a United States-owned foreign corporation.  As a result, if 10% or more of its earnings and profits are attributable to sources within the United States, a portion of the dividends paid on Ordinary Shares allocable to United States source earnings and profits may be treated as United States source for purposes of the foreign tax credit.  In such event, subject to relief under an applicable income tax treaty, a U.S. Holder may not be able to offset any foreign withholding taxes withheld as a credit against United States federal income tax imposed on that portion of dividends.

If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends.  Instead of claiming a foreign tax credit, a U.S. Holder may be able to deduct any foreign withholding taxes on dividends in computing such U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. law (including that a U.S. Holder is not eligible for a deduction for foreign income taxes paid or accrued in a taxable year if such U.S. Holder claims a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year).  The rules governing the foreign tax credit and deductions for foreign taxes are complex.  U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit or a deduction under their particular circumstances, including the effects of any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Ordinary Shares.  Any gain or loss recognized by a U.S. Holder on a taxable disposition of Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder had a holding period in the Ordinary Shares of more than one year.  A non-corporate U.S. Holder, including an individual, who has held the Ordinary Shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains.  The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss.  Accordingly, in the event any foreign tax (including withholding tax) is imposed upon the sale, exchange, redemption or other taxable disposition of Ordinary Shares, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources.  In addition, subject to the Notices (as described above), any foreign taxes on disposition gains are likely not creditable under the Foreign Tax Credit Regulations unless a U.S. Holder is eligible for and elects the benefits of an applicable income tax treaty.  U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax implications of any foreign taxes imposed on disposition gains in their particular circumstances, including creditability, deductibility and determination of the amount realized as well as the application of any applicable income tax treaty to such U.S. Holder’s particular circumstances.

Passive Foreign Investment Company Rules

CyberArk will be classified as a passive foreign investment company (a “PFIC”), within the meaning of Section 1297 of the Code, for any taxable year if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income.  For this purpose, CyberArk will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.  Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

Under the PFIC rules, if CyberArk were considered a PFIC at any time that a U.S. Holder owns Ordinary Shares, CyberArk would continue to be treated as a PFIC with respect to such investment by such U.S. Holder unless (i) CyberArk ceases to be a PFIC and (ii) such U.S. Holder makes a “deemed sale” election under the PFIC rules.

Based on the recent, current and anticipated composition of the income, assets and operations of CyberArk and its subsidiaries, CyberArk does not expect to be treated as a PFIC in the current taxable year.  This is a factual determination, however, that depends on, among other things, the composition of the income and assets, and the market value of the shares and assets, of CyberArk and its subsidiaries from time to time as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations.  Thus, the determination can only be made annually after the close of each taxable year. Furthermore, because the value of CyberArk’s gross assets is likely to be determined in part by reference to its market capitalization, a decline in the value of the Ordinary Shares may result in CyberArk becoming a PFIC.  Accordingly, there can be no assurances that CyberArk will not be classified as a PFIC for the current taxable year or for any future taxable year.

If CyberArk is considered a PFIC at any time that a U.S. Holder owns Ordinary Shares, any gain such U.S. Holder recognizes on a sale or other disposition of the Ordinary Shares, as well as the amount of any “excess distribution” (defined below) such U.S. Holder receives, would be allocated ratably over such U.S. Holder’s holding period for the Ordinary Shares.  The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before CyberArk became a PFIC would be taxed as ordinary income.  The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed.  For purposes of these rules, distributions on the Ordinary Shares that are received in a taxable year by a U.S. Holder will be treated as excess distributions to the extent that they exceed 125% of the average of the annual distributions on the Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter.

Under certain attribution rules, if CyberArk were considered a PFIC, U.S. Holders may be deemed to own their proportionate share of equity in any PFIC owned by CyberArk (“lower-tier PFICs”), and generally will be subject to U.S. federal income tax in the manner discussed above on (1) a distribution to CyberArk on the shares of a lower-tier PFIC and (2) a disposition by CyberArk of shares of a lower-tier PFIC, both as if the U.S. Holder directly held the shares of such lower-tier PFIC.

Certain elections may be available that would result in alternative treatments (such as qualified electing fund treatment or mark-to-market treatment) of the Ordinary Shares if CyberArk is considered a PFIC.  CyberArk does not intend to provide the information necessary for U.S. Holders of Ordinary Shares to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for an investment in a PFIC described above. In addition, because a mark-to-market election with respect to CyberArk generally does not apply to any equity interests in lower-tier PFICs owned by CyberArk, a U.S. Holder generally will continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by CyberArk that are treated as equity interests in a PFIC for U.S. federal income tax purposes.

If CyberArk is considered a PFIC at any time that a U.S. Holder owns Ordinary Shares, such a U.S. Holder would generally also be subject to annual information reporting requirements.  Failure to comply with such information reporting requirements may result in significant penalties and may suspend the running of the statute of limitations.

U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in Ordinary Shares.

Information Reporting and Backup Withholding

Information reporting requirements may apply to distributions received by U.S. Holders of Ordinary Shares, and the proceeds received by U.S. Holders on the sale or other taxable the disposition of Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than for U.S. Holders that are exempt recipients (such as corporations).  Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder is not an exempt recipient and fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the applicable withholding agent) and to certify that it is not subject to backup withholding.  U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax.  Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Additional Information Reporting Requirements

Certain U.S. Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include the Ordinary Shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for Offer Shares held in accounts maintained by certain financial institutions).  U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of Ordinary Shares, and the significant penalties for non-compliance.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of the Ordinary Shares.  Prospective investors should consult their tax advisors concerning the tax consequences to them of an investment in the Ordinary Shares.
Material Israeli Tax Considerations

The following is a brief summary of the material Israeli tax laws applicable to us, and certain Israeli Government programs that benefit us.  To the extent that the discussion is based on new tax legislation that has not yet been subject to substantive judicial or administrative interpretation, we cannot provide assurance that the appropriate tax authorities or the courts will accept the views expressed in this discussion.  The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which could affect the tax consequences described below.

General Corporate Tax Structure in Israel

Ordinary taxable income is subject to a corporate tax rate of 23% as of 2018.  However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Benefited Enterprise, a Preferred Enterprise or a Preferred Technology Enterprise (as discussed below) may be considerably lower.  Capital gains derived by an Israeli company are generally subject to tax at the prevailing ordinary corporate tax rate.

Tax Benefits for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for research and development expenditures, including capital expenditures, for the year in which they are incurred.  Expenditures are deemed related to scientific research and development projects, if:

o	the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;
o	the research and development is for the promotion or development of the company; and
o	the research and development is carried out by or on behalf of the company seeking the deduction.

However, the amount of such deductible expenses shall be reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects.  No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance.  Expenditures not so approved are deductible over a three-year period from the first year that the expenditures were made if the research or development is for the promotion or development of the company.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident company which was incorporated in Israel, of which 90% or more of its income in any tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition in the section 3A of the Israeli Income Tax Ordinance (New Version) 1961 (the “Ordinance”).  An “Industrial Enterprise” is defined as an enterprise which is held by an Industrial Company whose principal activity in a given tax year is industrial production.

The following tax benefits, among others, are available to Industrial Companies:

o
amortization of the cost of purchased know-how, patents and rights to use a patent and know-how which are used for the development or promotion of the Industrial Enterprise, over an eight-year period commencing on the year in which such rights were first exercised;

o	under limited conditions, an election to file consolidated tax returns together with Israeli Industrial Companies controlled by it; and
o	expenses related to a public offering of shares in a stock exchange are deductible in equal amounts over three years commencing on the year of offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon the approval of any governmental authority.  We believe that we generally qualify as an Industrial Company within the meaning of the Industry Encouragement Law.  The Israel Tax Authority may determine that we do not qualify as an Industrial Company, which could entail our loss of the benefits that relate to this status.  There can be no assurance that we will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).

The Investment Law was significantly amended effective April 1, 2005 (the “2005 Amendment”), further amended as of January 1, 2011 (the “2011 Amendment”), and further amended as of January 1, 2017 (the “2017 Amendment”).  Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the 2005 Amendment.  Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment.  However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply.  The 2017 Amendment introduced new benefits for Technological Enterprises which meet certain conditions, alongside the existing tax benefits.

Tax Benefits Prior to the 2005 Amendment

An investment program that is implemented in accordance with the provisions of the Investment Law prior to the 2005 Amendment, referred to as an “Approved Enterprise”, is entitled to certain benefits.  A company that wished to receive benefits as an Approved Enterprise must have received approval from the Israeli Authority for Investments and Development of the Industry and Economy (the “Investment Center”).  Each certificate of approval for an Approved Enterprise relates to a specific investment program, delineated both by the financial scope of the investment, including sources of funds, and by the physical characteristics of the facility or other assets.

The tax benefits available under any certificate of approval relate only to taxable income attributable to the specific program and are contingent upon meeting the criteria set out in such certificate.  Income derived from activity that is not integral to the activity of the Approved Enterprise will not enjoy tax benefits.

The tax benefits under the alternative benefits track include an exemption from corporate tax on undistributed income which was generated from an Approved Enterprise for between two and ten years from the first year of taxable income, depending on the geographic location of the Approved Enterprise facility within Israel, and the taxation of income generated from an Approved Enterprise at a reduced corporate tax rate of between 10% to 25% for the remainder of the benefits period, depending on the level of foreign investment in the company in each year, as detailed below.

In addition, a company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a Foreign Investors’ Company (FIC), which is a company with a level of foreign investment, as defined in the Investment Law, of more than 25%.

If a company elects the alternative benefits track and subsequently distributes a dividend out of income derived by its Approved Enterprise during the tax exemption period it will be subject to corporate tax in respect of the amount of the distributed dividend (grossed-up to reflect the pre-tax income that it would have had to earn in order to distribute the dividend) at the corporate tax rate which would have been otherwise applicable if such income had not been tax-exempted under the alternative benefits track.  This rate generally ranges from 10% to 25%, depending on the level of foreign investment in the company in each year, as mentioned above.  In addition, dividends paid out of income attributed to an Approved Enterprise (or out of dividends received from a company whose income is attributed to an Approved Enterprise) are generally subject to withholding tax at source at the rate of 15% (in the case of non-Israeli shareholders – subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate, 15%, or at a lower rate as provided under an applicable tax treaty).  The 15% tax rate is limited to dividends and distributions out of income derived during the benefits period and actually paid at any time up to 12 years thereafter.  After this period, the withholding tax is applied at a rate of up to 30%, or at the lower rate under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).  In the case of a FIC, the 12-year limitation on reduced withholding tax on dividends does not apply.

The benefits available to an Approved Enterprise are subject to the continued fulfillment of conditions stipulated in the Investment Law and its regulations and the criteria in the specific certificate of approval, as described above.  If a company does not meet these conditions, it would be required to refund the amount of tax benefits, adjusted to the Israeli consumer price index, and interest, or other monetary penalties.

Tax Benefits Subsequent to the 2005 Amendment

The 2005 Amendment applies to new investment programs commencing after 2004 but does not apply to investment programs approved prior to April 1, 2005.  The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective (April 1, 2005) will remain subject to the provisions of the Investment Law as in effect on the date of such approval.  Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments.  The 2005 Amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income be derived from exports.

Tax benefits are available under the 2005 Amendment to production facilities (or other eligible facilities) which are generally required to derive more than 25% of their business income from export to specific markets with a population of at least 14 million in 2012 (such export criteria will further be increased in the future by 1.4% per annum).

A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the amount of the dividend distributed (grossed-up to reflect the pre-tax income that it would have had to earn in order to distribute the dividend) at the corporate tax rate which would have otherwise been applicable.  Dividends paid to Israeli shareholders out of income attributed to a Benefited Enterprise (or out of dividends received from a company whose income is attributed to a Benefited Enterprise) are generally subject to withholding tax at source at the rate of 15% (in the case of non-Israeli shareholders –subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate, 15%, or at a lower rate as provided under an applicable tax treaty).  The reduced rate of 15% is limited to dividends and distributions out of income attributed to a Beneficiary Enterprise during the benefits period and actually paid at any time up to 12 years thereafter except with respect to a FIC, in which case the 12-year limit does not apply.

The benefits available to a Benefited Enterprise are subject to the continued fulfillment of conditions stipulated in the Investment Law and its regulations.  If a company does not meet these conditions, it would be required to refund the amount of tax benefits, adjusted to the Israeli consumer price index, and interest, or other monetary penalties.

On November 15, 2021, the Investment Law was amended to provide, on a temporary basis, a reduced corporate income tax upon the distribution or release, within a year from such amendment, of tax-exempt profits derived by Approved or Benefited Enterprises.  The reduced tax rate was determined based on a formula, providing for an up to 60% reduction, as long as the corporate income tax rate was not less than 6%.  In order to qualify for the reduction, the taxpayer would also have to invest certain amounts in productive assets and research and development in Israel.  The Company did not elect to apply for the aforementioned temporary order.

In addition to the temporary amendment, the Investment Law was also amended to reduce the ability of companies to retain the tax-exempt profits while distributing dividends from previously taxed profits.  Accordingly, effective August 15, 2021, dividend distributions are deemed made on a pro-rata basis from all types of earnings, including exempt profits, thus triggering additional corporate income tax.  As of August 15, 2021, the Company did not distribute any dividends and does not intend to do so in the near future.

As of December 31, 2023, approximately $14,022 million was derived from tax exempt profits earned under the “Approved Enterprises” and “Beneficiary Enterprise.”  If the retained tax-exempt income is distributed, the income would be taxed at the applicable corporate tax rate as if it had not elected the alternative tax benefits under the Investment Law and an income tax liability of up to $3,443 million would be incurred as of December 31, 2023.

Tax Benefits under the 2011 Amendment

The 2011 Amendment introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011.  The definition of a Preferred Company includes a company incorporated in Israel that is not wholly owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel.  Pursuant to the 2011 Amendment, a Preferred Company was entitled to a reduced corporate tax rate of 15% with respect to its preferred income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a development zone A, in which case the rate was 10%.  Such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively in 2013, and then increased to 16% and 9%, respectively, in 2014 until 2016.  Pursuant to the 2017 Amendment, in 2017 and thereafter, the corporate tax rate for Preferred Enterprise which is located in development zone A was decreased to 7.5%, while the reduced corporate tax rate for other development zones remains 16%.  Income derived by a Preferred Company from a ‘Special Preferred Enterprise’ (as such term is defined in the Investment Law) could be entitled, under certain conditions and limitations, to further reduced tax rates.

Dividends paid to Israeli shareholders out of preferred income attributed to a Preferred Enterprise are generally subject to withholding tax at the rate of 20%, and in case of non-Israeli shareholders, such lower rate as may be provided in an applicable tax treaty (each subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).  However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply).

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law.  These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011: (i) the terms and benefits included in any certificate of approval that was granted to an Approved Enterprise which chose to receive grants before the 2011 Amendment became effective will remain subject to the provisions of the Investment Law as in effect on the date of such approval, and subject to certain other conditions; (ii) the terms and benefits included in any certificate of approval that was granted to an Approved Enterprise which had participated in an alternative benefits track before the 2011 Amendment became effective will remain subject to the provisions of the Investment Law as in effect on the date of such approval, provided that certain conditions are met; and (iii) a Benefited Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment became effective, provided that certain conditions are met.

From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law.  The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.
We applied the new benefits under the 2011 Amendment instead of the benefits provided to our Approved Enterprise and Benefited Enterprise as of 2013 tax year onwards through 2016 tax year.

Tax Benefits under the 2017 Amendment

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017.  The 2017 Amendment provides new tax benefits for two types of “Technology Enterprises”, as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technology Enterprise” (PTE) and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as PTE which is generally generated by “Benefited Intangible Assets,” as defined in the Investment Law.  The tax rate is further reduced to 7.5% for a PTE and/or for its segment located in development Zone A.  In addition, a PTE will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the National Authority for Technological Innovation (NATI).

The 2017 Amendment further provides that a technology company satisfying certain conditions will qualify as a “Special Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel.  In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Technology Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from NATI.  A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed to Israeli shareholders by a PTE or a Special Preferred Technology Enterprise, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20%, and in case of non-Israeli shareholders, such lower rate as may be provided in an applicable tax treaty (each subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for such reduced tax rate).  However, if such dividends are paid to an Israeli company, no tax is required to be withheld.  If such dividends are distributed to a foreign company that holds alone or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4%.

We have obtained a comprehensive tax ruling confirming, among others, that we generally qualify as a PTE since 2017 onwards and this status was affirmed by the Israeli Tax Authority in corporate tax audit assessment agreements reached in 2021 and in 2022.

Certain Additional Israeli Tax Consequences

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares.  You should consult your tax advisor concerning the specific and individual tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.  This summary does not discuss all of the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law.  Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion.  Some parts of this discussion are based on tax legislation which has not been subject to judicial or administrative interpretation.  The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Capital Gains

Capital gain tax is generally imposed on the disposal of capital assets by an Israeli resident, and on the disposal of such assets by a non-Israel resident if those assets are either (i) located in Israel, (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty in force between Israel and the seller’s country of residence provides otherwise.  The Ordinance distinguishes between “Real Capital Gain” and the “Inflationary Surplus.” Real Capital Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli Consumer Price Index (CPI) between the date of purchase and the date of disposal.

The Real Capital Gain accrued by individuals on the sale of our ordinary shares (that were purchased after January 1, 2012, whether listed on a stock exchange or not) will be taxed at the rate of 25%.  However, if such shareholder is a “Significant Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12 month period and/or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares, such gain will be taxed at the rate of 30%.  “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.

The Real Capital Gain derived by corporations will generally be subject to the ordinary corporate tax (23% in 2018 and thereafter).

An individual shareholder dealing in securities, or to whom such income is otherwise taxable as ordinary business income are taxed in Israel at their marginal tax rates applicable to business income (up to 47% in 2024). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129I(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of our ordinary shares.

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel should generally be exempt from Israeli capital gains tax so long as the capital gains derived from the sale of the shares was not attributed to a permanent establishment that the non-resident maintains in Israel and that such shareholders are not subject to the Israeli Income Tax Law (Inflationary Adjustments) 5745-1985.  However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.  Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be a business income.

Additionally, a sale of shares by a non-Israeli resident (either an individual or a corporation) may be exempt from Israeli capital gains tax under the eligibility to enjoy the provisions of an applicable tax treaty benefits which should generally supersede Israeli domestic legislation.  For example, under the Convention between the United States and the Government of the State of Israel with respect to Taxes on Income (the “United States-Israel Tax Treaty”), the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the United States-Israel Tax Treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the United States-Israel Tax Treaty, is generally exempt from Israeli capital gains tax.  Such exemption will not apply if: (i) the capital gain arising from the disposition can be attributed to royalties; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions; (iii) such U.S. resident is an individual and was present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year; (iv) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; or (v) the shareholder is a U.S. resident (for purposes of the United States-Israel Tax Treaty) and deemed a dealer or otherwise is deemed to have business income from such sale, exchange or disposition of the shares attributed to a permanent establishment in Israel.  In such case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, a U.S. resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits.  The United States-Israel Tax Treaty does not relate to tax credits against U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.  Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.  Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or to apply for and obtain a specific withholding tax certificate of exemption from the Israel Tax Authority to confirm their particular status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Non-Israeli residents (either an individual or a corporation) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless an applicable relief is provided in a treaty between Israel and the shareholder’s country of residence.  With respect to a person who is a “Significant Shareholder” at the time of receiving the dividend or on any time during the preceding 12 months, the applicable tax rate is 30%.  Such dividends paid to non-Israeli residents are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a Nominee Company (whether the recipient is a Significant Shareholder or not), unless a reduced tax rate is provided under an applicable tax treaty, provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance.  However, subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 15% if the dividend is distributed from income attributed to an Approved Enterprise or generally 20% if the dividend is distributed from income attributed to a Preferred Enterprise (including Preferred Technological Enterprise based on which the Company is taxed as from 2017 onwards), unless a reduced tax rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).  Under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%.  However, the maximum rate of withholding tax on dividends, not generated from an Approved Enterprise or Benefited Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that no more than 25% of the gross income for such preceding year consists of certain types of dividends and interest.  Notwithstanding the foregoing, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 15% if the dividend is distributed from income attributed to an Approved Enterprise for such U.S. corporation shareholder, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met.  The aforementioned rates under the United States-Israel Tax Treaty will not apply if the dividend income was attributed to a permanent establishment that the U.S. resident maintains in Israel.  U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.  We cannot assure you that in the event we declare a dividend we will designate the income out of which the dividend is paid in a manner that will reduce shareholders’ tax liability.

If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income.  U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.  As indicated above, application for this reduced tax rate requires appropriate documentation presented to and specific instruction received from the Israel Tax Authority.

A non-Israeli resident who receives dividends from which tax was duly withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer; (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not liable to Excess Tax (as further explained below).

Payers of dividends on our ordinary shares, including the Israeli stockbroker effectuating the transaction, or the financial institution through which the securities are held, are generally required, subject to any of the foregoing exemptions, reduced tax rates and the demonstration of foreign residence of the shareholder, to withhold tax upon the distribution of dividend at the rate of 25%, so long as the shares are registered with a nominee company.

Excess Tax

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income exceeding a certain threshold (NIS 721,560 for 2024) which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

PLAN OF DISTRIBUTION

The Ordinary Shares beneficially owned by the selling shareholder covered by this prospectus may be offered and sold from time to time by the selling shareholder in one or more transactions.  The selling shareholder may sell such securities to or through one or more agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods.  The selling shareholder may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Subject to the limitations set forth in the Registration Rights Agreement, the selling shareholder may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an over-the-counter distribution in accordance with the rules of Nasdaq or in the over-the-counter market;

•	short sales;

•	delayed delivery arrangement;

•	to or through underwriters or broker-dealers;

•
at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

There can be no assurance that the selling shareholder will sell all or any of the securities offered by this prospectus.  In addition, the selling shareholder may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.  The selling shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of securities if it deems the purchase price to be unsatisfactory at any particular time.

The selling shareholder may elect to make an in-kind distribution of Ordinary Shares to its members, limited partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus supplement.  To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable Ordinary Shares pursuant to the distribution through a registration statement.

With respect to a particular offering of the securities held by the selling shareholder, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the name of the selling shareholder;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling shareholder.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities.  Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account.  In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market.  Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise.  Any of these activities may stabilize or maintain the market price of the securities above independent market levels.  The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling shareholder may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others.  In this case, no underwriters or agents would be involved.  The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance as to the liquidity of the trading market for our securities.  Our Ordinary Shares are listed on Nasdaq under the symbol “CYBR.”

The selling shareholder may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or the selling shareholder pay for solicitation of these contracts.

The selling shareholder may use one or more underwriters to sell the securities covered by this prospectus.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement.  Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.  We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.  Except to the extent otherwise set forth in a prospectus supplement, in any underwritten offering, we and our officers, directors, and the selling shareholder may agree with the underwriter(s) not to dispose of or hedge any of their Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares for a period of time to be agreed with the underwriter(s), without the prior written consent of the lead managing underwriter or underwriters, subject to certain exceptions.

The selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the shares it is offering for resale.

The underwriter(s) and their affiliates may have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory, and other commercial dealings in the ordinary course of business with us or our affiliates.  They may have received, or may in the future receive, customary fees and commissions for these transactions.

Any underwriter(s) and/or their respective affiliates may act in various capacities and/or be lenders under our financing facilities from time to time.

The selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by the selling shareholder or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock.  The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).  In addition, the selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus.  Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling shareholder may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholder in amounts to be negotiated immediately prior to the sale.

We have agreed to indemnify the selling shareholder against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with the selling shareholder pursuant to the Registration Rights Agreement to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the following: (i) the termination of the Registration Rights Agreement and (ii) the date on which the amount of Ordinary Shares beneficially held by the selling shareholder entitled to be registered pursuant to the Registration Rights Agreement is less than 30% of the amount of the Ordinary Shares held by the selling shareholder as of the date of the Registration Rights Agreement.

EXPENSES OF THE OFFERING

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.  All amounts are estimated except for the SEC registration fee and FINRA filing fee.

Expenses	Amount
SEC Registration Fee	$102,889.46
FINRA Fee	—	(1)
Printing and engraving expenses	—	(1)
Legal Fees and expenses	—	(1)
Accounting fees and expenses	—	(1)
Miscellaneous costs	—	(1)
Total	$—	(1)

(1)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at the time.

LEGAL MATTERS

The validity of our ordinary shares and certain other matters of Israeli law will be passed upon for us by Meitar Law Offices.  Certain legal matters relating to U.S. law will be passed upon for us by Latham & Watkins LLP.

Additional legal matters may be passed upon for us, the selling shareholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of CyberArk appearing in CyberArk’s Annual Report (Form 20-F) for the year ended December 31, 2023, and the effectiveness of CyberArk’s internal control over financial reporting as of December 31, 2023 have been audited by Kost, Forer, Gabbay and Kasierer, a member of EY Global,  independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Venafi Holdings, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, included in CyberArk’s Current Report on Form 6-K dated October 22, 2024, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel.  Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because most of our assets and substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed CyberArk Software, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.  The address of our agent is 60 Wells Avenue, Newton, Massachusetts 02459.

We have been informed by our legal counsel in Israel, Meitar Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in Israel.  Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process.  Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency.  Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time.  Judgment creditors must bear the risk of unfavorable exchange rates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.          Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty.  An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association.  Our amended and restated articles of association include such a provision.  An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court.  However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by shareholders).  However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy, that compensation policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder.  Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law.  This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of (a) $200 million, (b) 25% of our total shareholder’s equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering) and (c) 10% of our total market capitalization (which means the average closing price of our ordinary shares over the 30 trading days prior to the actual payment of indemnification multiplied by the total number of issued and outstanding shares as of the date of actual payment).  The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9.          Exhibits

Exhibit Number	Exhibit Description
2.1*	Agreement and Plan of Merger, dated May 19, 2024, by and among CyberArk Software Ltd., Triton Merger Sub, Inc., Venafi Holdings, Inc., and Triton Seller, LP (f/k/a Venafi Parent, LP).**
3.1*	Amended and Restated Articles of Association of CyberArk Software Ltd.
5.1*	Opinion of Meitar Law Offices.
10.1*	Registration Rights Agreement, dated October 1, 2024.
23.1*	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global, independent registered public accounting firm.
23.2*	Consent of Ernst & Young LLP, independent auditors.
23.3*	Consent of Meitar | Law Offices (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
107*	Calculation of Filing Fee Tables.

*	Filed herewith.

**    Schedules and similar attachments have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or similar attachment will be furnished to the SEC upon request.

Item 10.          Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)          The undersigned registrant hereby undertakes:

(1)          That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)          For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on the 22nd day of October 2024.

CyberArk Software Ltd. By: /s/ Matthew Cohen Name: Matthew Cohen Title: Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Matthew Cohen and Joshua Siegel, and each of them singly, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Ehud (Udi) Mokady Ehud (Udi) Mokady	Executive Director (Executive Chairman)	October 22, 2024

/s/ Matthew Cohen Matthew Cohen	Chief Executive Officer, Executive Director (Principal Executive Officer)	October 22, 2024

/s/ Joshua Siegel Joshua Siegel	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	October 22, 2024

/s/ Gadi Tirosh Gadi Tirosh	Non-Executive Director (Lead Independent Director)	October 22, 2024

/s /Ron Gutler Ron Gutler	Non-Executive Director	October 22, 2024

/s/ Kim Perdikou Kim Perdikou	Non-Executive Director	October 22, 2024

/s/ Ammon Shoshani Amnon Shoshani	Non-Executive Director	October 22, 2024

/s/ François Auque François Auque	Non-Executive Director	October 22, 2024

/s/ Avril England Avril England	Non-Executive Director	October 22, 2024

/s/ Mary Yang Mary Yang	Non-Executive Director	October 22, 2024

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly authorized representative in the United States of CyberArk Software Ltd., has signed this registration statement on the 22nd day of October, 2024.

CyberArk Software, Inc. By: /s/ Matthew Cohen Name: Matthew Cohen Title: Chief Executive Officer